Exhibit 99.1

Federal-Mogul Reports First Quarter 2015 Results

•	First quarter 2015 sales of $1.8 billion, up 3 percent or 13 percent in constant dollars, versus Q1 2014

•	Operational EBITDA of $140 million in Q1 2015

•	Adjusted net income from continuing operations of $38 million in Q1 2015

•	Successfully closed the acquisition of the TRW engine valve business

Southfield, Michigan, April 29, 2015… Federal-Mogul Holdings Corporation (NASDAQ: FDML) today announced financial results for the first quarter ended March 31, 2015. Net sales for the first quarter were $1,835 million, an increase of 3 percent versus the first quarter of 2014 despite the negative impact of the appreciation of the U.S. dollar against several global currencies. On a constant dollar basis, net sales increased by 13 percent versus Q1 2014. The net loss attributable to Federal-Mogul in the quarter was $11 million or $(0.07) per share after recording $18 million of costs related to restructuring, impairments and the required divestiture of two facilities in connection with the Honeywell brake components acquisition. Additionally, the company’s Motorparts division recorded $27 million in costs related to strategic initiatives and the integration of the Affinia and Honeywell acquisitions. When excluding these items, adjusted net income in Q1 2015 was $38 million. Operational EBITDA was $140 million or 7.6 percent of sales in Q1 2015 compared to $169 million or 9.5 percent of sales in Q1 2014. During the quarter, the company successfully completed a shareholder common stock rights offering of $250 million and the acquisition of TRW’s engine valve business.

Financial Summary	Q1 2015	Q1 2014	B/(W)
($ millions)
Net Sales	$1,835	$1,779	$56

Gross Margin	$251	$273	$(22)
pct. of sales	13.7%	15.3%	(1.6)%

SG&A	$(203)	$(181)	$(22)
pct. of sales	(11.1%)	(10.2%)	(0.9)%

Operating Income[1]	$59	$91	$(32)

Net (Loss) Income attributable to Federal-Mogul	$(11)	$40	$(51)

Adjusted Net Income[2] attributable to Federal-Mogul	$38	$51	$(13)

Earnings (Loss) Per Share in dollars, diluted EPS	$(0.07)	$0.27	$(0.34)

Adjusted earnings Per Share in dollars, diluted EPS	$0.25	$0.34	$(0.09)

Operational EBITDA[3]	$140	$169	$(29)
pct. of sales	7.6%	9.5%	(1.9)%

Division Results

Powertrain Division

Federal-Mogul’s Powertrain division maintained strong performance in the quarter with revenue of $1,138 million. The Powertrain division generated approximately 70 percent of its revenue outside of the United States and the resulting currency movements decreased sales by approximately $110 million. On a constant dollar basis, revenue increased 12 percent compared to Q1 2014. The increase in Powertrain’s revenue reflects the inclusion of TRW’s engine valve business, which closed on February 6, 2015, as well as increases in volume and market share gains in the quarter. When excluding the impact of sales from the engine valve acquisition, sales in North America increased by 4 percent, while light vehicle production and commercial vehicle production increased by 1 percent and 18 percent, respectively. In EMEA, sales increased by 4 percent compared to flat light vehicle production and a 2 percent increase in commercial vehicle production. Revenue in ROW increased by 4 percent compared to an increase in light vehicle production of 2 percent and a decrease in commercial vehicle production of 9 percent.

Operational EBITDA was $110 million or 9.7 percent of revenue, compared to $117 million or 10.3 percent in Q1 2014. Operational EBITDA was impacted by $15 million in negative foreign currency movements during the quarter.

On February 6, 2015, Federal-Mogul’s Powertrain division closed on material portions of the previously announced acquisition of TRW’s engine valve business. The acquisition strengthens the division’s product offerings by adding a new product line to the portfolio. Additionally, the new valve business contributed to the Powertrain division’s earnings during Q1, net of integration costs.

During the quarter, to support volume growth and market share gains, the Powertrain division continued to expand its global manufacturing footprint with new joint ventures and plant openings in low-cost, high-growth regions of the world. Federal-Mogul Powertrain invested in a new majority-owned joint venture for sealing and gasket production in Pune, India. The company also started production in new facilities in Puebla, Mexico, for piston rings and in Changshu, China, for systems protection products. The Powertrain division will continue to invest in new manufacturing facilities throughout 2015 in Turkey, China and other important regions to support production of core product lines.

Federal-Mogul Powertrain was also the recipient of two Automotive News PACETM awards, which recognize automotive suppliers for superior innovation, technological advancement and business performance. The company earned two awards for innovative process and product technologies, bringing the total number of PACE awards earned since 2005 to 13 – a clear demonstration of the company’s commitment and ability to innovate to reduce costs, improve engine performance and reduce fuel consumption and emissions.

“Federal-Mogul Powertrain in Q1 2015 continued to improve global sales across its core product lines on increased vehicle production and customer demand for our advanced technologies,” said Rainer Jueckstock, Federal-Mogul co-CEO and CEO, Powertrain Division. “During Q1, we made capacity investments in important markets, including China and India, and are progressing well with the integration of our newly acquired valve business. While currency movements have had an impact on our financial results during Q1, we continue to perform above market growth. Finally, we are working to improve operational efficiency within our plants and are well underway to improve margin levels.”

Motorparts Division

Federal-Mogul’s Motorparts division reported revenue of $773 million in Q1 2015 compared to $720 million in Q1 2014, an increase of 7 percent, or 15 percent on a constant dollar basis. The increase was driven by sales from the Affinia chassis and the Honeywell brake component acquisitions, net of the loss of sales from the required divestiture of two facilities in the quarter. The division’s revenue increase was partially offset by lower sales in the North American aftermarket due to distribution center consolidation and related IT implementation inefficiencies in the first part of the quarter. On a comparable basis, excluding exchange and the Honeywell acquisition, sales in EMEA were relatively flat compared to Q1 2014 notwithstanding continued weakness in Eastern Europe. Aftermarket sales in Western Europe, excluding the impact of exchange, were up by approximately 3 percent. In ROW, sales increased by 37 percent due to the Honeywell acquisition, as well as continued growth in China and India aftermarket business from both product line and customer expansion in the region.

Motorparts recorded Operational EBITDA of $30 million or 3.9 percent of sales in Q1 2015, compared to $52 million or 7.2 percent of sales in Q1 2014. The results for the first quarter reflect the ongoing investment in the business, including $13 million in incremental costs associated with strategic initiatives and $14 million of costs related to the integration of the Affinia and Honeywell acquisitions. Additionally, Operational EBITDA was further impacted by $8 million related to negative foreign currency movements.

“Federal-Mogul Motorparts continues to make progress on its strategic initiatives. We are ramping up our new full product line distribution centers in southern California and eastern Pennsylvania and are on track to roll-out a new enterprise-wide IT platform in North America beginning in the second quarter. In April, we opened three ‘Garage Gurus’ training and customer support centers in New York, Chicago and Los Angeles. These facilities are a central element of our ‘Tech First’ initiative, which is designed to support repair shops and professional service technicians in multiple ways. Additionally, we are in the planning stages of extending these initiatives to Europe and Asia,” said Daniel Ninivaggi, Federal-Mogul co-CEO and CEO, Motorparts Division. “During the quarter, we made significant progress on the integration of the Honeywell and Affinia acquisitions. However, while the Honeywell transition has progressed as planned, the Affinia distribution center integration has been more challenging than expected. We devoted significant resources to address the situation and were able to exit the quarter with substantially improved run-rate performance.”

Analyst Call

Federal-Mogul will conduct a conference call and audio webcast on Wednesday, April 29 at 10:00 a.m., EDT. To facilitate rapid connection the morning of the call, please click here to pre-register.

To participate in the call:

Domestic calls:	(855) 789-8161

International calls:	(631) 485-4890

Passcode I.D.:	14745168

The live audio webcast will be available in the Investor Relations section of the corporate website by clicking here on April 29, beginning at 10:00 a.m., EDT.

Further information is available at www.federalmogul.com/investors.

Definitions

(1)	Operating Income is defined as net (loss) income less interest, taxes, restructuring and impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, and costs associated with acquisitions, legal separation and headquarters relocation.

(2)

Adjusted net income is defined as net (loss) income less restructuring and impairment charges, loss on extinguishment of debt, OPEB curtailment gains or losses, gains or losses on the sales of businesses, costs associated with acquisitions, legal separation and headquarters relocation, Motorparts related strategic initiative costs, certain project and integration costs and related tax impact on these items.

(3)	The Company evaluates reporting segment performance principally on a non-GAAP Operational EBITDA basis. Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results. Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. In 2014, the Company expanded its definition of Operational EBITDA to exclude acquisition related, legal separation and headquarters relocation costs. Accordingly, Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights (“SARS”), loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation. Comparable periods have been adjusted to conform to this definition.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, but are not limited to, our intent to create an independent company following the spin-off, revenue and growth expectation for the independent company or the company following the spin-off, the expectation that the spin-off will be tax free, statements regarding the leadership, resources, potential, priorities, and opportunities for the independent company and the company following a spin-off, failure to obtain regulatory approval for the spin-off or to satisfy any of the other conditions to the proposed spin-off, adverse effect on the market price of our common stock and on our operating results because of a failure to complete the proposed spin-off, negative effects of announcement or consummation of the proposed spin-off on the market price of the company’s common stock, significant transaction costs and/or unknown liabilities, general economic and business conditions that affect the companies in connection with the proposed spin-off, unanticipated litigation or legal settlement expenses, changes in capital market conditions that may affect financing, the impact of the proposed spin-off on the companies’ employees, customers and suppliers, future opportunities that the company’s board may determine present greater potential to increase shareholder value, the ability of the companies to operate independently following the spin-off, the company’s ability to successfully integrate and achieve the anticipated synergies from recent acquisitions, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, the success of the company’s original equipment and aftermarket segmentation and corresponding effects and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

About Federal-Mogul

Federal-Mogul Holdings Corporation (NASDAQ: FDML) is a leading global supplier of products and services to the world’s manufacturers and servicers of vehicles and equipment in the automotive, light, medium and heavy-duty commercial, marine, rail, aerospace, power generation and industrial markets. The company’s products and services enable improved fuel economy, reduced emissions and enhanced vehicle safety.

Federal-Mogul operates two independent business divisions, each with a chief executive officer reporting to Federal-Mogul’s Board of Directors.

Federal-Mogul Powertrain designs and manufactures original equipment powertrain components and systems protection products for automotive, heavy-duty, industrial and transport applications.

Federal-Mogul Motorparts sells and distributes a broad portfolio of products through more than 20 of the world’s most recognized brands in the global vehicle aftermarket, while also serving original equipment vehicle manufacturers with products including braking, chassis, wipers and other vehicle components. The company’s aftermarket brands include ANCO® wiper blades; Champion® spark plugs, wipers and filters; AE®, Fel-Pro®, FP Diesel®, Goetze®, Glyco®, Nüral®, Payen® and Sealed Power® engine products; MOOG® steering and suspension parts; and Ferodo®, Jurid® and Wagner® brake products.

Federal-Mogul was founded in Detroit in 1899 and maintains its worldwide headquarters in Southfield, Michigan. The company employs nearly 50,000 people in 34 countries. For more information, please visit www.federalmogul.com.

# # #

CONTACT:

Dawn Irvine

Federal-Mogul Powertrain

248.354-9813

Dawn.irvine@federalmogul.com

Susan Fisher

Federal-Mogul Motorparts

248.354.0926

susan.fisher@federalmogul.com

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31

	2015	2014
	(Millions of Dollars, Except per Share Amounts)

Net sales	$1,835	$1,779
Cost of products sold	(1,584)	(1,506)

Gross profit	251	273

Selling, general and administrative expenses	(203)	(181)
Interest expense, net	(35)	(22)
Restructuring expense	(12)	(8)
Equity earnings of non-consolidated affiliates	12	14
Amortization expense	(14)	(12)
Other income (expense), net	2	(6)

Income before income taxes	1	58
Income tax expense	(11)	(17)

Net (loss) income	(10)	41
Less net income attributable to noncontrolling interests	(1)	(1)

Net (loss) income attributable to Federal-Mogul	$(11)	$40

Net (loss) income per common share - basic and diluted
Attributable to Federal-Mogul	$(0.07)	$0.27

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

	March 31 2015	December 31 2014

	(Millions of Dollars)
ASSETS
Current assets:
Cash and equivalents	$323	$332
Accounts receivable, net	1,503	1,419
Inventories, net	1,290	1,215
Prepaid expenses and other current assets	229	225

Total current assets	3,345	3,191

Property, plant and equipment, net	2,295	2,160
Goodwill and other indefinite-lived intangible assets	982	928
Definite-lived intangible assets, net	407	354
Investments in non-consolidated affiliates	257	269
Other noncurrent assets	155	165

	$7,441	$7,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt, including current portion of long-term debt	$132	$127
Accounts payable	976	926
Accrued liabilities	537	546
Current portion of pensions and other postemployment benefits liability	44	46
Other current liabilities	194	186

Total current liabilities	1,883	1,831

Long-term debt	2,772	2,563
Pensions and other postemployment benefits liability	1,251	1,282
Long-term portion of deferred income taxes	391	389
Other accrued liabilities	92	93

Shareholders’ equity:
Preferred stock ($0.01 par value; 90,000,000 authorized shares; none issued)	—	—
Common stock ($0.01 par value; 450,100,000 authorized shares; 170,636,151 issued shares and 169,040,651 outstanding shares as of March 31, 2015; 151,624,744 issued shares and 150,029,244 outstanding shares as of December 31, 2014)	2	2
Additional paid-in capital, including warrants	2,899	2,649
Accumulated deficit	(697)	(686)
Accumulated other comprehensive loss	(1,237)	(1,142)
Treasury stock, at cost	(17)	(17)

Total Federal-Mogul shareholders’ equity	950	806

Noncontrolling interests	102	103

Total shareholders’ equity	1,052	909

	$7,441	$7,067

FEDERAL-MOGUL HOLDINGS CORPORATION

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31

	2015	2014
	(Millions of Dollars)

Cash Provided From (Used By) Operating Activities

Net (loss) income	$(10)	$41

Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization	83	80
Restructuring expense	12	8
Payments against restructuring liabilities	(16)	(10)
Equity earnings of non-consolidated affiliates	(12)	(14)
Change in postemployment benefits	(9)	(17)
Deferred tax benefit	(1)	(1)
Loss on sale of equity method investment	11	—
Gain on sale of assets	(4)	—

Changes in operating assets and liabilities:
Accounts receivable	(129)	(105)
Inventories	(101)	(28)
Accounts payable	108	83
Other assets and liabilities	(31)	(20)

Net Cash (Used by) Provided From Operating Activities	(99)	17

Cash Provided From (Used By) Investing Activities
Expenditures for property, plant and equipment	(108)	(96)
Payments to acquire businesses, net of cash acquired	(305)	(25)
Net proceeds from sale of equity method investment	15	—
Net proceeds from sales of property, plant and equipment	8	4

Net Cash Used By Investing Activities	(390)	(117)

Cash Provided From (Used By) Financing Activities
Proceeds from equity rights offering net of related fees	250	—
Proceeds from draws on revolving line of credit	339	—
Payments on revolving line of credit	(124)	—
Principal payments on term loans	(7)	(3)
Decrease in other long-term debt	(2)	(2)
Increase (decrease) in short-term debt	8	(1)
Net remittances on servicing of factoring arrangements	—	(2)

Net Cash Provided From (Used By) Financing Activities	464	(8)

Effect of foreign currency exchange rate fluctuations on cash	16	(1)

Decrease in cash and equivalents	(9)	(109)

Cash and equivalents at beginning of period	332	761

Cash and equivalents at end of period	$323	$652

FEDERAL-MOGUL HOLDINGS CORPORATION

Reconciliation of Non-GAAP Financial Measures (Unaudited)

	Three Months Ended March 31

	2015	2014
	(Millions of Dollars)

Net (loss) income	$(10)	$41

Depreciation and amortization	83	80
Interest expense, net	35	22
Restructuring expense	12	8
Loss on sale of equity method investment	11	—
Acquisition related costs	4	2
Legal separation costs	1	—
Non-service cost components associated with U.S. based funded pension plans	—	(2)
Adjustment of assets to fair value	(5)	1
Stock appreciation rights	(1)	(1)
Headquarters relocation costs	—	1
Income tax expense	11	17
Other	(1)	—

Operational EBITDA	$140	$169

Net (loss) income	$(10)	$41
Restructuring and impairment charges, net	7	9
Loss on sale of equity method investment	11	—
Legal separation and acquisition related costs	5	2
Strategic initiative and integration costs	27	—
Net tax impact on above	(2)	(1)

Adjusted net income from continuing operations	$38	$51

Free Cash Flow
Net Cash (Used by) Provided From Operating Activities	$(99)	$17
Expenditures for property, plant and equipment	(108)	(96)

	$(207)	$(79)

The Company evaluates reporting segment performance principally on a non-GAAP Operational EBITDA basis. Management believes that Operational EBITDA provides supplemental information for management and investors to evaluate the operating performance of its business. Management uses and believes that investors benefit from referring to Operational EBITDA in assessing the Company’s operating results. Operational EBITDA presents a performance measure exclusive of capital structure and the method by which net assets were acquired, disposed of, or financed. In 2014, the Company expanded its definition of Operational EBITDA to exclude acquisition related, legal separation and headquarters relocation costs. Accordingly, Operational EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and certain items such as restructuring and impairment charges, Chapter 11 and U.K. Administration related reorganization expenses, gains or losses on the sales of businesses, the non-service cost components of the U.S. based funded pension plan, OPEB curtailment gains or losses, the income statement impacts associated with stock appreciation rights (“SARS”), loss on extinguishment of debt and costs associated with acquisitions, legal separation and headquarters relocation. Comparable periods have been adjusted to conform to this definition.